Exhibit 23.9

Consent of Independent Accountants

The Board of Directors

Apple REIT Eight, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment No. 2 on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Eight, Inc.:

(1)	the use of our report dated March 11, 2008 with respect to the combined balance sheets of the Intermountain Hotels Portfolio as of December 31, 2007 and 2006, and the related combined statements of income and cash flows for the years then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Wilson, Price, Barranco, Blankenship & Billingsley, P.C.

Montgomery, Alabama

March 26, 2008